Exhibit 10.1

Z&Z Medical Holdings, Inc.
EMPLOYMENT CONTRACT

THIS AGREEMENT is made this 15th day of October 2007, by and between Thomas W. Gardner, hereinafter referred to as "Chief Executive Officer", "CEO", and Z&Z Medical Holdings, Inc., (ZZMH) a Nevada corporation, hereinafter referred to as "the Company".

IN CONSIDERATION of the CEO employment by the Company, of the mutual covenants contained herein, the mutual reliance of the parties thereon and the mutual benefits to be derived therefrom, including, but not limited to, the enhancement of the Company's ability to raise capital, solicit investors, increase the value of its stock, (of which the CEO is a major shareholder) and to generally conduct its business; the parties hereto hereby agree as follows.

(1)          Thomas W. Gardner shall be employed by the Company in the capacities of CEO. The CEO shall have and exercise such duties, responsibilities, privileges, powers and authority as may be assigned to him by the Board of Directors, the Bylaws of the Company and in accordance with the applicable statues, codes and regulations under federal, state or municipal law.

(2)          The CEO shall receive up to but no more than a salary of one hundred forty thousand dollars ($150,000) per annum for the first year; one hundred sixty thousand dollars ($170,000) per year for the second year; and one hundred eighty thousand dollars ($190,000) per year for the third year, payable in substantially equal semimonthly installments, commencing immediately upon receipt of funds by the Company, from any source, in any aggregate amount equal to or greater than two million dollars ($2,000,000). The CEO shall be entitled to receive raises in salary and or a sales commission, at the discretion of the CEO of the Company, in an amount not to exceed ten percent (10%) per annum or the previous calendar year's percentage increase in the Consumer Price Index, whichever is greater. The term of the CEO employment shall extend for a period of three (3) years.

(3)          Other than the capital appreciation of the CEO's stock in the Company or a uniformly disbursed dividend payment, or successions thereof, properly declared by the Board of Directors, or normal employee benefits in an amount or of a value not to exceed twelve percent (12%) of the CEO gross salary; the abovementioned salary shall be the only compensation received by the CEO from the Company during the term hereof. The CEO shall be eligible to participate in any profit-sharing or employee stock option program, but only after ninety (90) calendar days subsequent to the listing of The Company's stock on either the New York or American Stock Exchange or the National Association of Securities Dealers Automatic Quotation system (NASDAQ). If a profit-sharing plan is established by the Board of Directors, the CEO shall not be eligible to receive more than five percent (5%) of the total annual disbursements from such plan and the total pool available for such plan shall not exceed one percent (1%) of the net pre-tax profit of the company.

(4)          The CEO is hereby authorized to only incur reasonable expenses for promoting the business of the Company, in accord with budgetary guidelines and operating policy. At the end of each month, upon presentation of original receipts therefore, the Company shall reimburse the CEO for those pre-authorized expenses, including appropriate entertainment, travel and miscellaneous other expenses reasonably incurred in the promotion of the business of the Company or in performance of his duties as an employee hereunder.

(5)          It is mutually understood that from the date hereof until the commencement of regular payments of said salary, the CEO shall be permitted to financially support himself by whatever means necessary; however, beginning immediately upon commencement of said regular payments of salary, the CEO shall devote his time, attention and energies to the Company. Except by expression written permission by the Board of Directors, CEO shall not seek nor accept any employment or compensation outside of the Company; nor shall he directly or indirectly, alone or as a member of a partnership, or as an officer, director or shareholder of a corporation, be engaged in or connected with any other commercial duties or pursuits which are in any manner competitive with the Company. However, CEO may continue to receive compensation including distributed profits, royalties, board of directors' compensation or other direct compensation from pre-existing business relationships that may be maintained by delegation of management to others and that such delegation does not interfere with the duties of the CEO as required by the Company.

(6)          The CEO shall promptly disclose to the Company, in writing and form satisfactory to the Board of Directors thereof, all discoveries, developments, improvements and inventions, whether or not patentable, (hereinafter referred to as "Intellectual Properties''), conceived or made by the CEO during the term hereof, directly related to the primary Intellectual Properties being licensed to the company under a separate licensing agreement whether conceived or made during regular working hours or any other time. The CEO shall likewise disclose unto the Company any such Inventions conceived or made by others directly related to the company's business, which may be of benefit to the Company knowledge of which the CEO shall obtain during the term hereof. Any inventions related to the business of the Company but not directly related to the primary Intellectual Properties being licensed to the company under a separate licensing agreement shall be submitted first to the Company which will have the first right of refusal to then develop said inventions, as specified in paragraphs (8) and (10) of this contract.

(7)          The CEO hereby assigns, transfers and conveys all of his rights, title and interest to or in any and all said Intellectual Properties directly related to the further development of the primary Intellectual Properties to the Company being licensed to the company under a separate licensing agreement. The CEO further agrees to execute such documents and to perform such other actions and activities, at the expense of the Company, as may be necessary or desirable as determined by the Board of Directors thereof, (i) for the filing of patent, mask works, trade marks or copyright applications and issuance of patents (both domestic and foreign) for such Inventions, and (ii) to complete exclusive ownership by the Company of such Inventions and patent applications and patents. It is mutually understood and agreed that the term "Inventions" as used herein shall be construed to include all forms of intellectual property and the term "patent" as used herein shall be interpreted to include all forms of intellectual property protection, including, without limitation, patents, copyrights, international copyrights and literary property.

(8)          The CEO hereby grants a right of first refusal to the Company to acquire exclusive license to or in any Intellectual Properties related to the business of the Company (but not related to the further development of the primary licensed Intellectual Properties) of the CEO conceived during the term of this agreement. If the Company does not wish to pursue development of said Inventions within period of sixty (60) days of being noticed by the CEO, the CEO is free to pursue their development outside of the Company, so long as such development activities and resulting products are not substantially distractive or demanding of the CEO time and energy, and/or competitive with any of the Company's current or planned initiatives or business. In the event, that the Company desires to go forward with the CEO Intellectual Properties, the CEO further agrees to execute such documents and to perform such other actions and activities, at the expense of the Company, as may be necessary or desirable as determined by the Board of Directors thereof, (i) for the filing of patent applications and issuance of patents (both domestic and foreign) for such Intellectual Properties, and (ii) to complete exclusive licensure to the Company of such intellectual Properties and patent applications and patents. It is mutually understood and agreed that the term " Intellectual Properties " as used herein shall be construed to include all forms of intellectual property and the term "patent" as used herein shall be interpreted to include all forms of intellectual property protection, including, without limitation, patents, copyrights, international copyrights and literary property.

(9)          The CEO is free to pursue other Intellectual Properties created or co-created by him so long as such Intellectual Properties and their pursuit is non-competitive to and remains non-competitive with the Company's business and Company's Intellectual Properties and that such pursuit does not interfere with the duties of the CEO as required by the Company.

(10)          Except as permission may be specifically granted to the CEO by the Board of Directors of the Company, or as provided for under paragraph (8) of this agreement, the CEO agrees to hold in confidence and not to disclose to any third party, except to authorized persons in the course of his work for the Company, said Intellectual Properties and any and all information of a confidential nature not generally known or available to the public which is delivered or made available to the CEO in the course of his work for the Company, or which the CEO may obtain in connection with his employment with the Company, relating to the business or operations of the Company, or its clients or customers, including, without limitation, scientific or technical information, market or marketing information, personal contacts, designs, processes, procedures, formulas or improvements. The CEO further agrees to hold and use articles representing or disclosing said Intellectual Properties acquired by the Company and information only in such manner as would benefit and protect the Company including holding such information in confidence until the release thereof is authorized by the Board of Directors.

(11)          The CEO agrees to hold all such Intellectual. Properties, contacts and information as Trade Secrets and proprietary information of the Company and further warrants never to use any such Inventions, contacts or information to compete with or against the Company either during the term of this Agreement or at any time thereafter. The CEO further warrants that during the term hereof he will maintain full fidelity to the stockholders of the Company and guard and protect the interests thereof with the same prudence and diligence as he would his own.

(12)          In the event that the CEO is mentally or physically incapacitated or otherwise unable to perform his duties hereunder, all of the terms and conditions prescribed herein shall remain in full force and effect, except that the Board of Directors may elect to reduce his salary by a maximum of fifty percent (50%) and delegate or assign such duties, responsibilities, privileges, powers or authority previously held or exercised by the CEO unto whatever party or parties such assignment shall be deemed to be in the best interests of the Company including the naming of a temporary or permanent successor or successors as Chief Executive Officer.

(13)          All rights of the Company hereunder shall extend to its successors and assigns. if the Company shall at any time be merged or consolidated into or with any other corporation or entity or if substantially all of the assets of the Company are transferred to another corporation or entity, the provisions of this Agreement shall survive any such transaction and shall be binding upon and inure to the benefit of the corporation resulting from such merger or consolidation of the corporation to which such assets will be transferred, and this provision shall also apply in the event of any subsequent merger, consolidation or transfer. The Company, upon the occasion of any of the above-described transactions, shall include in the appropriate agreements the obligation that the payments herein agreed to be paid to or for the benefit of the CEO shall he paid and that the provisions of this paragraph shall be performed.

(14)          Neither this Agreement nor any of his rights or duties hereunder may be assigned by the CEO without the written consent of the Board of Directors of the Company.

(15)          The Company may terminate this Agreement only under the following conditions: (i) because of the CEO fraud, misappropriation, embezzlement, willful misconduct or the like; or (ii) because the CEO violates any provision of this Agreement.

(16)          In the event the CEO breaches this Agreement by terminating his employment prior to the expiration of the term provided in paragraph (2) hereof, or if CEO is terminated by the Company pursuant to paragraph (13) hereinabove, the CEO separately agrees, being fully aware that the performance of this Agreement is important to preserve the present value of the property and business of the Company, that for twelve (12) calendar months following the date of such termination he shall not directly or indirectly engage in any business, whether as proprietor, partner, joint venturer, employer, agent, employee, consultant, officer or beneficial or record owner of more than one percent (1%) of the stock of any corporation or association, which is competitive to the business conducted by the Company, any subsidiary of the Company or any other affiliate of the Company in the current geographical service area of the Company or in any geographical area served by the Company during the term of the CEO employment with the Company. Likewise, within such areas, and during such period, the CEO shall not solicit nor do business competitive to the business conducted by the Company, any subsidiary of the Company or any other affiliate of the Company, with any customers, partners or associates of the Company, any subsidiary of the Company or any other affiliate of the Company.

(17)          The CEO agrees that the breach by him of any of the foregoing covenants contained in paragraphs (5), (6), (7), (8), (9) or (15) hereof is likely to result in irreparable harm, directly or indirectly, to the Company and therefore the CEO consents and agrees that if he violates any of such obligations, the Company shall be entitled, among and in addition to any other rights or remedies available hereunder or otherwise, to temporary and permanent injunctive relief to prevent the CEO from committing or continuing a breach of such obligations.

(18)          It is the desire, intent and agreement of the parties hereto that the restrictions placed upon the CEO by paragraphs (5), (6), (7), (8), (9), (15) and (16) hereof shall be enforced to the fullest extent permissible under the law and public policy applied by any jurisdiction in which enforcement is sought. Accordingly, if and to the extent that, any portion of the covenants contained in these paragraphs shall be adjudicated to be unenforceable, such portion shall be deemed amended to delete therefrom or to reform the portion thus adjudicated to be invalid or unenforceable; such deletion or reformation to apply only with respect to the operation of such portion in the particular jurisdiction in which such adjudication is made.

(19)          If it shall be necessary for the Company to place this Agreement in the hands of an attorney at law for enforcement of any of the provisions hereof, the CEO shall be liable to the Company for all costs, expenses and reasonable attorney's fees incurred in connection therewith, irrespective of whether suit shall be commenced. The costs, expenses and attorney's fees recoverable by the Company shall include, but not be limited to, costs, expenses and attorney's fees incurred on appeal or in administrative proceedings.

(20)          The parties hereto agree that this Agreement shall be construed and interpreted and the rights of the parties determined in accordance with the laws of the State of California.

(21)          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their hands and seals on the date first hereinabove written.

/s/ Thomas W. Gardner	DATE: October 15th, 2007
Thomas W. Gardner, CEO, Z&Z Medical Holdings, Inc.

/s/ Aaron Sandoval	DATE: October 15th, 2007
Aaron Sandoval, Secretary, Z&Z Medical Holdings, Inc.

/s/ Giorgio Zadini	DATE: October 15th, 2007
Giorgio Zadini, Director, Z&Z Medical Holdings, Inc.

/s/ Filiberto Zadini	DATE: October 15th, 2007
Filiberto Zadini, Director, Z&Z Medical Holdings, Inc.